Exhibit 99.01

Golfsmith Announces First Quarter 2011 Earnings Results

AUSTIN, April 28, 2011 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced financial results for the first quarter of fiscal 2011 ended April 2, 2011.

First Quarter Highlights:

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Net revenues increased 20.5% to $81.5 million as compared to $67.6 million in the first quarter of fiscal 2010. Comparable store sales increased 13.4%, while sales from the Company’s direct-to-consumer-channel increased 20.7%.

•	Operating loss totaled $3.3 million as compared to a loss of $5.3 million in the first quarter of last fiscal year.

•	Net loss for the first quarter of fiscal 2011 totaled $3.1 million or $0.19 per share. This compares to a net loss of $4.8 million or $0.30 per share for the first quarter of fiscal 2010.

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The Company ended the first quarter with $42.9 million of outstanding borrowings under its credit facility with borrowing availability of $34.7 million. This compares to $42.8 million of outstanding borrowings under its credit facility with borrowing availability of $24.5 million at April 3, 2010.

•	As of April 2, 2011, total inventory was $98.9 million as compared to $87.8 million at April 3, 2010. Comparable average store inventory increased approximately 4.2%.

Martin Hanaka, Chairman and Chief Executive Officer of Golfsmith, commented, “We are pleased to see that the solid momentum in our business continued into the first quarter as our strategic initiatives began to take hold. As new product launches have stimulated demand, not only are we seeing strong sales across all of our channels, but we also continue to gain market share within the off-course golf specialty retail industry. These results validate our growth strategy and demonstrate our ability to create a unique retail in-store experience. In fact, our play better guarantee continues to deliver double digit custom club sales increases. We continue to focus on our key initiatives that we believe will set the stage for long term sales and profitability growth.”

Conference Call Information

The company will host a conference call today at 9:00 a.m. (Eastern Standard Time) to discuss its first quarter fiscal 2011 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for one month following the call by dialing 877-870-5176 (U.S.) or 858-384-5517 (international) and entering pass code 7222556.

About Golfsmith

Golfsmith International Holdings, Inc. (NASDAQ: GOLF), has been in business for over 40 years and is a specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in more than 70 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict. The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Investor Relations inquiries:

ICR, Inc.

Jean Fontana/Joseph Teklits

203-682-8200

www.icrinc.com

Golfsmith International Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended
	April 2, 2011	April 3, 2010
	(unaudited)
Net revenues	$81,515,037	$67,648,539
Cost of products sold	54,097,281	44,884,055

Gross profit	27,417,756	22,764,484

Selling, general and administrative	30,451,510	27,852,926
Store pre-opening expenses	307,471	249,738

Total operating expenses	30,758,981	28,102,664

Operating loss	(3,341,225)	(5,338,180)

Interest expense	444,968	169,285
Other income (expense), net	43,265	28,194

Loss before income taxes	(3,742,928)	(5,479,271)

Income tax benefit	629,762	650,289

Net loss	$(3,113,166)	$(4,828,982)

Net loss per common share:
Basic	$(0.19)	$(0.30)
Diluted	$(0.19)	$(0.30)

Golfsmith International Holdings, Inc.

Consolidated Balance Sheets

	April 2, 2011	April 3, 2010
ASSETS	(unaudited)
Current assets:
Cash	$547,119	$786,235
Receivables, net of allowances	2,663,238	2,150,001
Inventories	98,926,130	87,819,513
Prepaid expenses and other current assets	9,172,696	6,012,344

Total current assets	111,309,183	96,768,093

Property and equipment, net	60,754,413	57,653,966
Intangible assets, net	25,426,094	25,844,507
Other long-term assets	2,520,635	1,016,751

Total assets	$200,010,325	$181,283,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60,590,238	$46,264,397
Accrued expenses and other current liabilities	19,221,776	16,127,316

Total current liabilities	79,812,014	62,391,713

Deferred rent liabilities	16,804,339	13,356,156
Long-term debt	42,861,830	42,819,000

Total liabilities	139,478,183	118,566,869

Total stockholders’ equity	60,532,142	62,716,448

Total liabilities and stockholders’ equity	$200,010,325	$181,283,317

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